Heath D. Linsky
404-504-7691
hdl@mmmlaw.com
www.mmmlaw.com
November 17, 2017

VIA EDGAR

Securities and Exchange Commission
Main Filing Desk
100 F Street, N.E.
Washington, D.C. 20549

Re:	Carter Validus Mission Critical REIT II, Inc.
Request for Acceleration
File No. 333-217579

Ladies and Gentlemen:
On behalf of Carter Validus Mission Critical REIT II, Inc. (the “Company”), enclosed for filing is the Company’s request pursuant to Rule 461 promulgated by the Commission under the Securities Act of 1933, as amended (the “Act”), for the acceleration of the effectiveness of its Registration Statement on Form S-11 (File No. 333-217579) under the Act to immediate effectiveness on November 27, 2017 at 9:00 a.m. Eastern Daylight Time or as soon thereafter as is practicable.
If you have any questions, please do not hesitate to contact the undersigned at (404) 504-7691.

Sincerely,

MORRIS, MANNING & MARTIN, LLP

/s/ Heath D. Linsky
Heath D. Linsky

cc:    John E. Carter
Todd M. Sakow
Mary Katherine Rawls, Esq.

_________________________________________________________________________________________________________________
Phone: 404.233.7000 | www.mmmlaw.com
1600 Atlanta Financial Center | 3343 Peachtree Road, NE | Atlanta, Georgia 30326
Atlanta Beijing Raleigh-Durham Savannah Taipei Washington, DC

Carter Validus Mission Critical REIT II, Inc.
4890 West Kennedy Blvd., Suite 650
Tampa, Florida 33609

November 17, 2017

VIA EDGAR

Securities and Exchange Commission
Main Filing Desk
100 F Street, N.E.
Washington, D.C. 20549

Re:	Carter Validus Mission Critical REIT II, Inc.
Request for Acceleration
File No. 333-217579

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933 (the “Act”), Carter Validus Mission Critical REIT II, Inc. (the “Company”) hereby requests acceleration of the effective date of its Registration Statement on Form S-11 (File No. 333-217579) under the Act to immediate effectiveness on November 27, 2017 at 9:00 a.m. Eastern Daylight Time or as soon thereafter as is practicable.
If you have any questions, please call me at (813) 287-0101.

Sincerely,

Carter Validus Mission Critical REIT II, Inc.

/s/ Todd M. Sakow
Name: Todd M. Sakow
Title: Chief Financial Officer

cc:    John E. Carter
Heath D. Linsky, Esq.
Mary Katherine Rawls, Esq.